1527OPIN.REV
Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866

April 22, 1997

Board of Directors
Manning & Napier Insurance Fund, Inc.
1100 Chase Square
Rochester, NY 14604

Re:  Opinion of Counsel - Manning & Napier Insurance Fund, Inc.

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 2 to a Registration Statement on Form N-1A with respect to Manning & Napier Insurance Fund, Inc.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

          1. Manning & Napier Insurance Fund, Inc. ("Fund") is an open-end management investment company.

        2. The Fund is a corporation created and validly existing pursuant to the Maryland Laws.

      3. All of the prescribed Fund procedures for the issuance of the shares have been followed, and, when such shares are issued in accordance with the Prospectus contained in the Registration Statement for such shares, all state requirements relating to such Fund shares will have been complied with.

          4. Upon the acceptance of purchase payments made by shareholders in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such shareholders will have legally-issued, fully paid, non-assessable shares of the Fund.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.


By: /S/RAYMOND A. O'HARA III
    ________________________
     Raymond A. O'Hara III